Filed pursuant to Rule 433

February 5, 2025

Relating to

Preliminary Prospectus Supplement dated February 5, 2025 to

Registration Statement no. 333-277447

THE STATE TREASURY OF THE REPUBLIC OF POLAND

Represented by the Minister of Finance

Pricing Term Sheet
Issuer:	The State Treasury of the Republic of Poland Represented by the Minister of Finance
Principal Amount:	U.S.$2,750,000,000	U.S.$2,750,000,000
Maturity Date:	February 12, 2030	February 12, 2035
Coupon:	4.875%	5.375%
Price to Public:	99.475%	99.261%
Yield to Maturity:	4.995%	5.472%
Spread to Benchmark Treasury:	+75 basis points	+105 basis points
Benchmark Treasury:	UST 4.250% due January 31, 2030	UST 4.250% due November 15, 2034
Benchmark Treasury Yield:	4.245%	4.422%
Interest Payment Dates:	February 12 and August 12, commencing August 12, 2025	February 12 and August 12, commencing August 12, 2025
Pricing Date:	February 5, 2025
Settlement Date (T+5)**:	February 12, 2025
CUSIP / ISIN:	857524 AF9 / US857524AF94	857524 AH5 / US857524AH50
Denominations:	U.S.$1,000 and integral multiples thereof
Day Count:	360-day year of twelve 30-day months
Joint Bookrunners:	BNP PARIBAS, Deutsche Bank Aktiengesellschaft, Goldman Sachs Bank Europe SE (B&D), Banco Santander, S.A.
Ratings of the Republic of Poland:	A2 (Moody’s) / A- (S&P) / A- (Fitch)

** Delivery of the Notes is expected on or about February 12, 2025, which will be the fifth business day following the date of pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to one business day before delivery may be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes prior to the settlement date should consult their own advisor.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

*      *      *

AMENDMENTS TO THE PRELIMINARY PROSPECTUS SUPPLEMENT

In addition to the pricing information above, this Pricing Term Sheet amends and updates the following section of the Preliminary Prospectus Supplement, dated February 5, 2025, filed with the U.S. Securities and Exchange Commission. Section references in the amended sections below refer to the sections of the Preliminary Offering Memorandum as amended and supplemented by this Pricing Term Sheet. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained in the Preliminary Prospectus Supplement.

Recent Developments—Reform of the Polish Judicial System

The last sentence of the thirteenth paragraph of that section is deleted and replaced with the following:

On February 5, 2025, the General Court of the EU delivered its two judgements: in Joint cases T-830/22 and T-156/23 and in the case T-1033/23. The General Court of the EU dismissed Poland’s actions brought in those cases in their entirety and confirmed that the European Commission legitimately enforced from Poland the penalty payment in respect of the period from July 15, 2022, to June 4, 2023. Poland has a right to bring an appeal against those judgements, limited to points of law only, to the Court of Justice within two months and ten days of notification of those judgements.

*      *      *

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP PARIBAS at dl.syndsupportbonds@bnpparibas.com, Deutsche Bank Aktiengesellschaft at +44 207 545 4361, Goldman Sachs Bank Europe SE at +49 69 7532 1000 or Banco Santander, S.A. at +34 91 257 2029.